Exhibit 4.7

FORM 51 – 102F3

MATERIAL CHANGE REPORT

UNDER NATIONAL INSTRUMENT 51-102

ITEM 1	Name and Address of Company

Ares Strategic Mining Inc.

1001 – 409 Granville Street

Vancouver, British Columbia, V6C 1T2

(the “Company”)

ITEM 2	Date of Material Change

February 24, 2026

ITEM 3	News Release

The news release dated February 18, 2026 was disseminated via TheNewswire.ca Inc

ITEM 4	Summary of Material Change

The Company announced that, further to its news release dated February 18, 2026, it has issued 381,854 common shares (each a “Share”) at a deemed price of $0.485 per Share settling $185,199.23 in debt owing to various arm’s length and non-arm’s length parties (the “Share Settlement”) in connection with past services rendered and in accrued but unpaid management fees to the Company. All securities issued pursuant to the Share Settlement are subject to a mandatory four months hold period.

ITEM 5	Full Description of Material Change

5.1	Full Description of Material Change

The material changes are fully described in Item 4 above and in the News Release filed on SEDAR at www.sedar.com.

5.2	Disclosure for Restructuring Transactions

Not Applicable.

ITEM 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not Applicable.

ITEM 7	Omitted Information

Not Applicable.

ITEM 8	Executive Officer

James Walker

President and Chief Executive Officer

(604) 345-1576 or at jwalker@aresmining.com

ITEM 9	Date of Report

February 24, 2026

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